JUSTIN INDUSTRIES, INC.

                          EMPLOYEE STOCK OWNERSHIP PLAN

                                 TRUST AGREEMENT




                           EFFECTIVE:  OCTOBER 1, 1987




                                    PREAMBLE

THIS TRUST AGREEMENT (the "Agreement") is made between Justin Industries, Inc., a corporation organized and existing under the State of Texas (hereinafter referred to as the "Corporation"), and Texas Commerce Bank-Fort Worth, a banking association, acting in its fiduciary capacity as Trustee (hereinafter referred to as the "Trustee");

                                   WITNESSETH

WHEREAS, the Corporation has adopted under a separate instrument, "Justin Industries, Inc. Employee Stock Ownership Plan" and the "Justin Industries, Inc. Employee Ownership Trust" established thereunder, being hereinafter, as it may be amended from time to time, referred to as the "Plan" and/or the "Trust",

WHEREAS, the Previous Trust Agreement in effect as the funding medium for such Plan and Trust (or for the predecessor to such Plan and Trust) is to be replaced in its entirety with this Trust Agreement; and

WHEREAS, the Trustee has been duly appointed by the Board of Directors of the Corporation;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and contingent upon the continued qualification of the Plan and Trust under Section 401(a) of the Code, it is mutually covenanted and agreed as follows;

1. All contributions under this Plan and Trust shall be paid to the Trustee and shall be held, invested and reinvested by the Trustee. All property and funds of the Trust Fund, including income from investments and from all other sources, shall be retained for the exclusive benefit of Participants or their Beneficiaries, or to pay expenses of administration of the Plan and Trust to the extent not paid by the Corporation. However, payment of expenses of the Plan and Trust relating to the PAYSOP Contribution shall be limited in accordance with Code Section 409(i).

2. The Trustee shall not be required to furnish any bond or security for the performance of its powers and duties hereunder unless the applicable law makes the furnishing of such bond or security mandatory, in which event the Corporation shall pay the premium on any bond secured hereunder.

3. Prior to the holding of each annual or special meeting of holders of stock of the Corporation, the Trustee will send to all Participants the proxy statement for such meeting, together with a form to be returned to the Trustee. This form will set forth instructions as to the manner of voting the Corporation Stock in the Participant's Individual Account. Upon receipt of the instructions from the Participant, the Trustee will vote (or exercise dissenter's rights when applicable) such Corporation Stock in accordance with the instructions of the Participant. If, within five days prior to such meeting, the Trustee does not receive instructions, the Trustee will vote (or exercise dissenter's rights, where applicable) the Corporation Stock in such manner as the Committee shall direct.

     The Trustee shall vote (or exercise dissenter's right, when applicable) all Corporation stock held by it in the suspense account under Section 6.1(a) of the Plan, as well as all other securities that it holds, in such manner as the Committee shall direct.

4. This Agreement and each of its provisions shall be construed and their validity determined by the application of the laws of the State of Texas, except to the extent such law is preempted by Federal statute.

     This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and no other counterpart need be produced.

IN WITNESS WHEREOF, and as conclusive evidence of their acceptance of this Agreement, the parties hereunder have caused this Trust agreement to be duly executed on this date September 23, 1987.

ATTEST:                                    JUSTIN INDUSTRIES, INC.

/S/ ROGER ZIMMERMAN                        By /S/ ERNEST BLANK
                                           Ernest Blank, President


                       A S   T H E   C O R P O R A T I O N


ATTEST:                                    TEXAS COMMERCE BANK-FORT WORTH

/S/ JOE BENSON, JR.                        /S/ JIM PALMER
                                           Vice President and Trust Officer


                           A S   T H E   T R U S T E E

(CORPORATE SEAL)


STATE OF TEXAS    )
                  ) ss.
COUNTY OF TARRANT )

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this 23rd day of September, 1987, personally appeared Jim Palmer, to me known to be the identical person who subscribed the name of Texas Commerce Bank-Fort Worth, as Trustee, to the foregoing instrument as its Vice President and Trust Officer, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, the day and year last above written.

                                           /S/ CYNTHIA R. JEANES
                                                 Notary Public
My Commission Expires:

5/11/91

(Notary Seal)